                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material under Rule 14a-12
     [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                           VORNADO OPERATING COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant) Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
     0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     (5) Total fee paid:

--------------------------------------------------------------------------------
     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
     (3) Filing Party:

--------------------------------------------------------------------------------
     (4) Date Filed:

--------------------------------------------------------------------------------

                           VORNADO OPERATING COMPANY

                                 ------------ V
                                  ------------

                                   NOTICE OF
                                 ANNUAL MEETING
                                OF SHAREHOLDERS

                                      AND

                                PROXY STATEMENT
                                    2 0 0 0

                           VORNADO OPERATING COMPANY
                             PARK 80 WEST, PLAZA II
                         SADDLE BROOK, NEW JERSEY 07663
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 31, 2000
                            ------------------------

To our Stockholders:

     The Annual Meeting of Stockholders of Vornado Operating Company, a Delaware corporation (the "Company"), will be held at the Marriott Hotel, Interstate 80 and the Garden State Parkway, Saddle Brook, New Jersey 07663, on Wednesday, May 31, 2000, beginning at 10:00 a.m., local time, for the following purposes:

     (1) The election of two persons to the Board of Directors of the Company, each for a term of three years;

     (2) The approval of an amendment to the Company's Omnibus Stock Plan; and

     (3) The transaction of such other business as may properly come before the meeting or any adjournment or postponement thereof.

     Pursuant to the By-laws of the Company, the Board of Directors of the Company has fixed the close of business on April 20, 2000, as the record date for determination of stockholders entitled to notice of and to vote at the meeting.

     Your attention is called to the attached proxy statement. Whether or not you plan to attend the meeting, you are urged to complete and sign the enclosed proxy and return it in the accompanying envelope to which no postage need be affixed if mailed in the United States. If you attend the meeting in person, you may revoke your proxy and vote your own shares.

                            By Order of the Board of Directors,

                            Larry Portal
                            Assistant Secretary

                           VORNADO OPERATING COMPANY

                             PARK 80 WEST, PLAZA II
                         SADDLE BROOK, NEW JERSEY 07663
                            ------------------------

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 31, 2000
                            ------------------------

     The enclosed proxy is being solicited by the Board of Directors (the "Board") of Vornado Operating Company, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders of the Company to be held on Wednesday, May 31, 2000, beginning at 10:00 a.m., local time (the "Annual Meeting"). The proxy may be revoked by the stockholder at any time prior to its exercise at the Annual Meeting by executing and delivering to the Company at its principal office a written revocation or later dated proxy or by attending the Annual Meeting and voting in person. The cost of soliciting proxies will be borne by the Company. MacKenzie Partners, Inc. has been engaged by the Company to solicit proxies, at a fee not to exceed $5,000. In addition to solicitation by mail and by telephone calls, arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals and the Company may reimburse them for their expenses in so doing.

     Only stockholders of record at the close of business on April 20, 2000 are entitled to notice of and to vote at the Annual Meeting. There were on such date 4,068,665 shares of common stock, par value $.01 per share ("Common Stock"), of the Company outstanding, each entitled to one vote at the Annual Meeting.

     The principal executive office of the Company is located at Park 80 West, Plaza II, Saddle Brook, New Jersey 07663. The accompanying notice of annual meeting of stockholders, this proxy statement and the enclosed proxy will be mailed on or about May 8, 2000 to the Company's stockholders of record as of the close of business on April 20, 2000.

                                  THE COMPANY

     The Company was formed on October 30, 1997, as a wholly owned subsidiary of Vornado Realty Trust, a Maryland real estate investment trust ("Vornado"). In order to maintain its status as a real estate investment trust ("REIT") for federal income tax purposes, Vornado is required to focus principally on investments in real estate assets. Accordingly, Vornado is prevented from owning certain assets and conducting certain activities that would be inconsistent with its status as a REIT. The Company was formed to own assets that Vornado could not itself own and conduct activities that Vornado could not itself conduct. The Company is intended to function principally as an operating company, in contrast to Vornado's principal focus on investments in real estate assets. The Company is able to do so because it is taxable as a regular "C" corporation rather than as a REIT. See "Certain Relationships and Related Transactions" below.

                             ELECTION OF DIRECTORS

DIRECTORS STANDING FOR ELECTION

     The Company's Board of Directors currently has six members. The Company's restated certificate of incorporation (the "Charter") provides that the directors of the Company will be divided into three classes, as nearly equal in number as reasonably possible, as determined by the Board of Directors. The term of office of Class I directors will expire at the annual meeting of stockholders in 2002, the term of office of Class II directors will expire at the annual meeting of stockholders in 2000 and the term of office of Class III directors will expire at the annual meeting of stockholders in 2001, with each class of directors to hold office until their successors have been duly elected and qualified. At each annual meeting of stockholders, directors elected to succeed the directors whose terms expire at such annual meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders in the third year follow-ing the year of their election and until their successors have been duly elected and qualify.

     Unless otherwise directed in the proxy, the person named in the enclosed proxy, or his substitute, will vote such proxy for the election of the two nominees listed below as directors for a three-year term and until their respective successors are duly elected and qualify. If any nominee at the time of election is unavailable to serve, a contingency not presently anticipated, it is intended that the person named in the proxy, or his substitute, will vote for an alternate nominee who will be designated by the Board. Proxies may be voted only for the nominees named or such alternates.

     Under the By-laws, the affirmative vote of a plurality of all the votes cast at the Annual Meeting, assuming a quorum is present, is sufficient to elect a director. Under Delaware law, proxies marked "withhold authority" will be counted for the purpose of determining the presence of a quorum but such proxies will not be counted as votes cast in the election of directors and thus will have no effect on the result of the vote.

     The following table sets forth the nominees (all of whom are presently members of the Board) and the other present members of the Board. With respect to each such person, the table sets forth the age, principal occupation, position presently held with the Company, and the year in which the person first became a director of the Company.

                                                         YEAR       YEAR
                               PRINCIPAL OCCUPATION      TERM       FIRST
                               AND PRESENT POSITION      WILL     APPOINTED
NAME                   AGE       WITH THE COMPANY       EXPIRE   AS DIRECTOR
----                   ---   -------------------------  ------   -----------
NOMINEES FOR ELECTION TO SERVE AS DIRECTORS
UNTIL THE ANNUAL MEETING IN 2003
------------------------------------------------------
Martin Rosen(2)(3)     58    President of United Yarn    2000       1998
                             Products Co., Inc.
Russell B. Wight,
  Jr.(1)               60    A general partner of        2000       1998
                             Interstate Properties
                             ("Interstate")

                                                         YEAR       YEAR
                               PRINCIPAL OCCUPATION      TERM       FIRST
                               AND PRESENT POSITION      WILL     APPOINTED
NAME                   AGE       WITH THE COMPANY       EXPIRE   AS DIRECTOR
----                   ---   -------------------------  ------   -----------
PRESENT DIRECTORS ELECTED TO SERVE UNTIL
THE ANNUAL MEETING IN 2002
------------------------------------------------------
Douglas H.
  Dittrick(2)          66    President and Chief         2002       1998
                             Executive Officer of
                             Douglas Communications
                             Corporation II
Richard West(2)(3)     62    Dean Emeritus, Leonard N.   2002       1998
                             Stern School of Business,
                             New York University

PRESENT DIRECTORS ELECTED TO SERVE UNTIL
THE ANNUAL MEETING IN 2001
------------------------------------------------------
Steven Roth(1)         58    Chairman of the Board and   2001       1998
                             Chief Executive Officer
                             of the Company; Managing
                             General Partner of
                             Interstate
Michael D.
  Fascitelli(1)        43    President of the Company    2001       1998

---------------
(1) Member of the Executive Committee of the Board of Directors of the Company.

(2) Member of the Audit Committee of the Board of Directors of the Company.

(3) Member of the Compensation Committee of the Board of Directors of the Company.

     Mr. Rosen has been the President of United Yarn Products Co., Inc. (a manufacturer of synthetic fiber) since 1970. Mr. Rosen is a former director of First National Bank of North Jersey, and a former director of First Fidelity North, N.A. Mr. Rosen is a board member and past president of the YM-YWHA of North Jersey, a board member of the Daughters of Miriam Home for the Aged Foundation, and is Chairman of the Counsel for the Arts at Massachusetts Institute of Technology.

     Mr. Wight has been a general partner of Interstate since 1968. Mr. Wight is also a trustee of Vornado and a director of Alexander's, Inc. ("Alexander's") and Insituform Technologies, Inc.

     Mr. Dittrick has been the President and Chief Executive Officer of Douglas Communications Corporation II (cable television) since July 1986. Prior to July 1986, Mr. Dittrick was the President and Chief Executive Officer of Tribune Cable Communications, a cable television subsidiary of Tribune Company, which was sold in 1986. Mr. Dittrick is Chairman of the Board of Trustees of Ohio Wesleyan University, past President of Phi Gamma Delta, an international college fraternity, and the Chairman of the Board of Trustees of Valley Hospital. Mr. Dittrick is also a director of Fleet Bank, N.A.

     Mr. West is Dean Emeritus of the Leonard N. Stern School of Business, New York University. He was a professor there from September 1984 until September 1995. Prior thereto, Mr. West was Dean of the Amos Tuck School of Business Administration at Dartmouth College. Mr. West is also a trustee of Vornado and a director of Alexander's, Bowne & Co., Inc., and various investment companies managed by Merrill Lynch Asset Management, Inc. or Hotchkis & Wiley, both affiliates of Merrill Lynch & Co.

     Mr. Roth is Chairman of the Board and Chief Executive Officer of the Company. Mr. Roth has been Chairman of the Board and Chief Executive Officer of Vornado since May 1989 and Chairman of the Executive Committee of the Board of Vornado since April 1980. Since 1968, he has been a general partner of Interstate and more recently, Managing General Partner. On March 2, 1995, he became Chief Executive Officer of Alexander's. Mr. Roth is also a director of Alexander's and of Capital Trust, Inc.

     Mr. Fascitelli is President of the Company. Mr. Fascitelli has been President and a trustee of Vornado, and a Director of Alexander's, since December 2, 1996. From December 1992 to December 1996, Mr. Fascitelli was a partner at Goldman, Sachs & Co. in charge of its real estate practice and was a vice president prior to 1992.

     The Company is not aware of any family relationships among any directors or executive officers of the Company. Messrs. Roth and Wight are affiliated with each other as general partners of Interstate and in other businesses.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board has an Executive Committee, an Audit Committee and a Compensation Committee.

     The Board held three meetings during 1999. Each director attended all of the meetings of the Board during 1999.

  Executive Committee

     The Executive Committee possesses and may exercise all the authority and powers of the Board in the management of the business and affairs of the Company, except those reserved to the Board by the Delaware General Corporation Law. The Executive Committee consists of three members, Messrs. Roth, Fascitelli and Wight. Mr. Roth is Chairman of the Executive Committee. The Executive Committee did not meet in 1999.

  Audit Committee

     The purposes of the Audit Committee are to assist the Board: (i) in its oversight of the Company's accounting and financial reporting principles and policies and internal controls and procedures; (ii) in its oversight of the Company's financial statements and the independent audit thereof; (iii) in selecting, evaluating and where deemed appropriate, replacing the outside auditors; and (iv) in evaluating the independence of the outside auditors. The function of the Audit Committee is oversight. The management of the Company is responsible for the preparation, presentation and integrity of the Company's financial statements and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The outside auditors are responsible for planning and carrying out a proper audit and reviews and other procedures. The Audit Committee, which held four meetings during 1999, consisted of two members, Messrs. West and Dittrick. Mr. Rosen was appointed to the Audit Committee at the March 2, 2000 meeting of the Board of Directors. Effective March 2, 2000, Mr. Dittrick became the Chairman of the Audit Committee. Prior thereto, Mr. West was the Chairman of the Audit Committee.

  Compensation Committee

     The Compensation Committee is responsible for establishing the terms of the compensation of the executive officers and the granting of awards under the 1998 Omnibus Stock Plan of Vornado Operating Company (the "Omnibus Stock Plan"). The Committee consists of two members, Messrs. West and Rosen. Mr. West is the Chairman of the Compensation Committee. The Compensation Committee did not meet in 1999.

                             COMPENSATION COMMITTEE
                           OF THE BOARD OF DIRECTORS
                        REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board is responsible for establishing the terms of the compensation of the executive officers and the granting of awards under the Company's Omnibus Stock Plan.

     None of the Company's executive officers has received compensation from or on behalf of the Company since its formation on October 30, 1997, except that in connection with the formation of the Company, options and Stock Appreciation Rights ("SARs") were granted to Vornado employees who held Vornado options, including executive officers of the Company. Although the Company currently has no employment agreements with any person and does not currently pay a salary or other compensation to any executive officer for his services in such capacity, the Company expects that it will pay salaries and other compensation to its executive officers when it begins conducting business operations material enough to warrant such compensation.

     The factors and criteria which the Compensation Committee expects to utilize in establishing the compensation of the Company's executive officers include an evaluation of the Company's overall financial and business performance, the officer's overall leadership and management and contributions by the officer to the Company's acquisitions or investments. The Compensation Committee also expects to consider the compensation provided in the prior year and estimates of compensation to be provided by similar companies in the current year. The primary objective of the Compensation Committee in establishing the terms of the executive officers' compensation will be to provide strong financial incentives for the executive officers to maximize stockholder value. The Compensation Committee believes that the best way to accomplish this objective is to grant substantial stock options on a fixed share basis without adjusting the number of shares granted to offset changes in the Company's stock price.

     Section 162(m) of the Internal Revenue Code, which was adopted in 1993, provides that, in general, publicly traded companies may not deduct, in any taxable year, compensation in excess of $1,000,000 paid to the company's chief executive officer and four other most highly compensated executive officers as of the end of any fiscal year which is not "performance based", as defined in
Section 162(m). Options granted under the Omnibus Stock Plan to date satisfy the performance based requirements under the final regulations issued with respect to Section 162(m).

               RICHARD WEST
               MARTIN N. ROSEN

                               PERFORMANCE GRAPH

     The following graph compares the performance of the Company's Common Stock with the performance of the Russell 2000 Index and NASDAQ Industrial Index (a peer group index) for the period from October 16, 1998 (the initial day of trading of the Common Stock on the American Stock Exchange) through the end of 1999. The graph assumes that $100 was invested on October 16, 1998 in each of the Company's Common Stock, the Russell 2000 Index and the peer group index, and that all dividends were reinvested. As the Company has only a limited operating history, the Company believes that the information provided below has limited relevance to an assessment of the Company's compensation policies or strategy. [PERFORMANCE LINE GRAPH]

                                                    VORNADO OPERATING
                                                         COMPANY               RUSSELL 2000 INDEX        NASDAQ INDUSTRIAL INDEX
                                                    -----------------          ------------------        -----------------------
10/16/98                                                 100.00                      100.00                      100.00
12/31/98                                                 101.00                      123.00                      131.00
12/31/99                                                  75.00                      147.00                      225.00

                           PRINCIPAL SECURITY HOLDERS

     The following table sets forth the number of shares of Common Stock and units of limited partnership interest ("Units") in Vornado Operating L.P., a Delaware limited partnership (the "Company L.P."), beneficially owned by (i) each person who holds more than a 5% interest in the Company, (ii) directors of the Company, (iii) executive officers of the Company, and (iv) the directors and executive officers of the Company as a group. In addition, unless otherwise noted, the address of all such persons is c/o Vornado Operating Company, Park 80 West, Plaza II, Saddle Brook, New Jersey 07663.

                                     NUMBER OF
                                     SHARES OF                  PERCENT OF
                                    COMMON STOCK   PERCENT OF   ALL SHARES
                                    BENEFICIALLY   ALL SHARES   AND UNITS
NAME OF BENEFICIAL OWNER              OWNED(1)       (1)(2)       (1)(2)
------------------------            ------------   ----------   ----------
NAMED EXECUTIVE OFFICERS AND
 DIRECTORS
Steven Roth(3)(4).................    304,778          7.4%        16.6%
Michael D. Fascitelli.............    113,977          2.8%         2.5%
Douglas H. Dittrick...............     12,100            *            *
Martin N. Rosen...................      5,100            *            *
Richard West(6)...................      6,150            *            *
Russell B. Wight, Jr.(3)(5).......    232,723          5.7%        15.0%
Joseph Macnow.....................     10,550            *            *
Irwin Goldberg....................      1,120            *            *
All executive officers and
 directors as a group (8
 persons).........................    486,365         11.6%        20.1%
OTHER BENEFICIAL OWNERS
David Mandelbaum(3)...............    216,082          5.3%        14.7%
Interstate(3).....................    200,133          4.9%        14.3%
Gotham Partners, L.P., Gotham
 Partners III, L.P., Gotham
 International Advisors,
 L.L.C.(7)........................    451,525         11.1%        10.0%

---------------
 *  Less than 1%.

(1) Unless otherwise indicated, each person is the direct owner of, and has sole voting power and sole investment power with respect to, such Common Stock. Numbers and percentages in the table are based on 4,068,665 shares of Common Stock and 447,017 Units outstanding as of April 20, 2000.

(2) The total number of shares outstanding used in calculating this percentage assumes that all shares that each person has the right to acquire within 60 days pursuant to the exercise of options or upon the exchange of Units for shares are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the ownership percentage of any other person.

(3) Interstate, a partnership of which Messrs. Roth, Wight and Mandelbaum are the general partners, owns 200,133 shares of Common Stock and also owns a 9.9% limited partnership interest in Company L.P. Interstate has the right to have its Units in Company L.P. redeemed by Company L.P. either (a) for cash in an amount equal to the fair market value, at the time of redemption, of 447,017 shares of Common Stock or (b) for 447,017 shares of Common Stock, in each case as selected by the Company and subject to customary anti-dilution provisions.

(4) Includes 1,720 shares owned by the Daryl and Steven Roth Foundation, over which Mr. Roth holds sole voting power and investment power. Does not include 1,800 shares owned by Mr. Roth's wife, as to which Mr. Roth disclaims any beneficial interest.

(5) Includes 4,690 shares owned by the Wight Foundation, over which Mr. Wight holds sole voting power and investment power.

(6) Mr. West and his wife own 150 shares jointly. Mr. West holds 900 shares in self-directed Keogh accounts.

(7) Based on Schedule 13G filed on February 15, 2000, Gotham Partners, L.P., Gotham Partners III, L.P. and Gotham International Advisors, L.L.C. have the sole power to vote or to direct the vote of, and the sole power to dispose or to direct the disposition of, 221,025 shares, 24,185 shares and 206,315 shares, respectively. The address of Gotham Partners, L.P. and Gotham Partners III, L.P. is 110 East 42nd Street, 18th Floor, New York, New York 10017. The address of Gotham International Advisors, L.L.C. is c/o Goldman Sachs (Cayman) Trust, Limited, Harbour Centre, 2nd Floor, P.O. Box 896, George Town, Grand Cayman, Cayman Islands, British West Indies.

                             EXECUTIVE COMPENSATION

     None of the Company's executive officers has received compensation from or on behalf of the Company since its formation. Although the Company currently has no employment agreements with any person and does not currently pay a salary or other compensation to any executive officer for his services in such capacity (except that options or SARs have been granted to executive officers), the Company expects that it will pay salaries and other compensation to its executive officers when it begins conducting business operations material enough to warrant such compensation.

     The Company did not grant any options or SARs during 1999. All prior grants were made in 1998. The following table summarizes all exercises of options and SARs during 1999 and the number and value of options and SARs held at December 31, 1999.

                AGGREGATED OPTION AND SAR EXERCISES IN 1999 AND
                         YEAR END OPTION AND SAR VALUES

                                                       NUMBER OF      VALUE OF UNEXERCISED
                                                      UNEXERCISED         IN-THE-MONEY
                                SHARES                OPTIONS/SARS        OPTIONS/SARS
                               ACQUIRED               AT 12/31/99         AT 12/31/99
                                  ON       VALUE      EXERCISABLE/        EXERCISABLE/
NAME                           EXERCISE   REALIZED   UNEXERCISABLE       UNEXERCISABLE
----                           --------   --------   --------------   --------------------
Steven Roth                      --          $--     69,700/135,300      $32,062/62,238
Michael D. Fascitelli            --          --      68,000/132,000       31,280/60,720
Joseph Macnow                    --          --        6,800/13,200         3,128/6,072
Irwin Goldberg                   --          --         1,020/1,980             469/911

COMPENSATION OF DIRECTORS

     Messrs. Roth, Fascitelli and Wight each receive from the Company compensation at a rate of $25,000 per year for serving as a director of the Company and Messrs. West, Dittrick and Rosen each receive from the Company compensation at a rate of $50,000 per year for serving as a director of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  General

     On October 16, 1998 Vornado Realty L.P. (the "Operating Partnership"), a subsidiary of Vornado Realty Trust together with its consolidated subsidiaries ("Vornado"), made a distribution (the "Distribution") of one share of Common Stock of the Company for 20 units of limited partnership interest of the Operating Partnership (including the units owned by Vornado) held of record as of the close of business on October 9, 1998 (the "Record Date"), and Vornado in turn made a distribution of the Common Stock it received to the holders of its common shares of beneficial interest. While no Common Stock was distributed in respect of Vornado's $3.25 Series A Convertible Preferred Shares, Vornado adjusted the conversion price to take into account the Distribution.

     The Company was formed on October 30, 1997, as a wholly owned subsidiary of Vornado. In order to maintain its status as a REIT for federal income tax purposes, Vornado is required to focus principally on investments in real estate assets. Accordingly, Vornado is prevented from owning certain assets and conducting certain activities that would be inconsistent with its status as a REIT. The Company was formed to own assets that Vornado could not itself own and conduct activities that Vornado could not itself conduct. The Company is intended to function principally as an operating company, in contrast to Vornado's principal focus on investments in real estate assets. The Company is able to do so because it is taxable as a regular "C" corporation rather than as a REIT.

     The Company will seek to become the operator of businesses conducted at properties it leases from Vornado, as contemplated by the agreement between the Company and Vornado, as described under "Vornado Agreement" below. The Company expects to rely on Vornado to identify business opportunities and currently expects that those opportunities will relate in some manner to Vornado and its real estate investments rather than to unrelated businesses.

  Capital Contribution and Revolving Credit Agreement

     As part of its formation, the Company obtained a $75 million unsecured five-year revolving credit facility from Vornado ("Revolving Credit Agreement") which expires on December 31, 2004. Borrowings under the Revolving Credit Agreement bear interest at a floating rate per annum equal to LIBOR plus 3%. Commencing January 1, 1999, the Company began paying Vornado a commitment fee equal to 1% per annum on the average daily unused portion of the facility. Amounts may be borrowed under the Revolving Credit Agreement, repaid and reborrowed from time to time on a revolving basis (so long as the principal amount outstanding at any time does not exceed $75 million). Only interest and commitment fees are payable under the Revolving Credit Agreement until it expires. The Revolving Credit Agreement prohibits the Company from incurring indebtedness to third parties (other than certain purchase money debt and certain other exceptions) and prohibits the Company from paying dividends. Debt under the Revolving Credit Agreement is recourse to the Company. At December 31, 1999, $4,587,000 was outstanding under the Revolving Credit Agreement.

  Vornado Agreement

     The Company and Vornado have entered into an agreement (the "Vornado Agreement") pursuant to which, among other things, (a) Vornado will under certain circumstances offer the Company an opportunity to become the lessee of certain real property owned now or in the future by Vornado (under mutually satisfactory lease terms) and (b) the Company will not make any real estate investment or other REIT-Qualified Investment (as defined below) unless it first offers Vornado the opportunity to make such investment and Vornado has rejected that opportunity.

     More specifically, the Vornado Agreement requires, subject to certain terms, that Vornado provide the Company with an opportunity (a "Tenant Opportunity") to become the lessee of any real property owned now or in the future by Vornado if Vornado determines in its sole discretion that, consistent with Vornado's status as a REIT, it is required to enter into a "master" lease arrangement with respect to such property and that the Company is qualified to act as lessee thereof. In general, a master lease arrangement is an arrangement pursuant to which an entire property or project (or a group of related properties or projects) is leased to a single lessee. Under the Vornado Agreement, the Company and Vornado will negotiate with each other on an exclusive basis for 30 days regarding the terms and conditions of the lease in respect of each Tenant Opportunity. If a mutually satisfactory agreement cannot be reached within the 30-day period, Vornado may for a period of one year thereafter enter into a binding agreement with respect to such Tenant Opportunity with any third party on terms no more favorable to the third party than the terms last offered to the Company. If Vornado does not enter into a binding agreement with respect to such Tenant Opportunity within such one-year period, Vornado must again offer the Tenant Opportunity to the Company in accordance with the procedures specified above prior to offering such Tenant Opportunity to any other party.

     In addition, the Vornado Agreement prohibits the Company from making (i) any investment in real estate (including the provision of services related to real estate, real estate mortgages, real estate derivatives or entities that invest in the foregoing) or (ii) any other REIT-Qualified Investment, unless it has provided written notice to Vornado of the material terms and conditions of the investment opportunity and Vornado has determined not to pursue such investment either by providing written notice to the Company rejecting the opportunity within 10 days from the date of receipt of notice of the opportunity or by allowing such 10-day period to lapse. As used herein, "REIT-Qualified Investment" means an investment, at least 95% of the gross income from which would qualify under the 95% gross income test set forth in Section 856(c)(2) of the Internal Revenue Code of 1986, as amended (the "Code") (or could be structured to so qualify), and the ownership of which would not cause Vornado to violate the asset limitations set forth in Section 856(c)(4) of the Code (or could be structured not to cause Vornado to violate the Section 856(c)(4) limitations); provided, however, that "REIT-Qualified Investment" does not include an investment in government securities, cash or cash items (as defined for purposes of Section 856(c)(4) of the Code), money market funds, certificates of deposit, commercial paper having a maturity of not more than 90 days, bankers' acceptances or the property transferred to the Company by the Operating Partnership. The Vornado Agreement also requires the Company to assist Vornado in structuring and consummating any such investment which Vornado elects to pursue, on terms determined by Vornado. In addition, the Company has agreed to notify Vornado of, and make available to, Vornado investment opportunities developed by the Company or of which the Company becomes aware but is unable or unwilling to pursue.

     Under the Vornado Agreement, Vornado provides the Company with certain administrative, corporate, accounting, financial, insurance, legal, tax, data processing, human resources and operational services. For these services, the Company compensates Vornado in an amount determined in good faith by Vornado as the amount an unaffiliated third party would charge the Company for comparable services and will reimburse Vornado for certain costs incurred and paid to third parties on behalf of the Company. For the year ended December 31, 1999, approximately $330,000 of compensation for such services was charged pursuant to the Vornado Agreement.

     Vornado and the Company each have the right to terminate the Vornado Agreement if the other party is in material default of the Vornado Agreement or upon 90 days written notice to the other party at any time after December 31, 2003. In addition, Vornado has the right to terminate the Vornado Agreement upon a change in control of the Company.

     The Company's Charter specifies that one of its corporate purposes is to perform the Vornado Agreement and, for so long as the Vornado Agreement remains in effect, prohibits the Company from making any real estate investment or other REIT-Qualified Investment without first offering the opportunity to Vornado in the manner specified in the Vornado Agreement.

  The Company's Management

     Messrs. Roth, Fascitelli, West and Wight are directors of Vornado. Mr. Roth is also Chairman of the Board and Chief Executive Officer of Vornado, Mr. Fascitelli is also President of Vornado and certain members of the Company's senior management hold corresponding positions with Vornado.

  Vornado Operating L.P. and the Interstate Exchange

     The Company holds its assets and conducts its business through Company L.P. The Company is the sole general partner of, and as of December 31, 1999 owned a 90.1% partnership interest in, Company L.P. All references to the Company refer to Vornado Operating Company and its subsidiaries including Company L.P.

     Interstate and its three partners -- Steven Roth (Chairman of the Board and Chief Executive Officer of Vornado and the Company), David Mandelbaum (a trustee of Vornado) and Russell B. Wight, Jr. (a trustee of Vornado and a director of the Company) -- beneficially owned, in the aggregate, 17.0% of the Company's Common Stock immediately after the Distribution (excluding shares underlying SARs and options held by Messrs. Roth and Wight for this purpose). Under applicable provisions of the Code, Vornado will not continue to be treated as a REIT unless it satisfies, among other things, requirements relating to the sources of its gross income. Rents received or accrued by Vornado from the Company will not be treated as qualifying rent for purposes of these requirements if Vornado owns, either directly or under the applicable attribution rules, 10% or more of the Common Stock of the Company. Thus, in order to enable rents received or accrued by Vornado from the Company to be treated as qualifying rent for purposes of the REIT gross income requirements and to achieve certain other purposes, pursuant to the Exchange Agreement, dated as of October 16, 1998, between the Company and

Interstate, (i) Interstate exchanged 447,017 shares of Common Stock for a 9.9% undivided interest in all of the Company's assets and (ii) Interstate and the Company contributed all of their interests in such assets to Company L.P. and in return Interstate received a 9.9% limited partnership interest and the Company received a 90.1% partnership interest therein. Interstate has the right to have its limited partnership interest in Company L.P. redeemed by Company L.P. either
(a) for cash in an amount equal to the fair market value, at the time of redemption, of 447,017 shares of Common Stock or (b) for 447,017 shares of Common Stock, in each case as selected by the Company and subject to customary anti-dilution adjustments. Interstate and its partners owned approximately 18.1% of the shares of Vornado as of December 31, 1999.

  Acquisition of Interest in Charles E. Smith Commercial Realty L.P.

     On December 31, 1998, the Company purchased from a subsidiary of Vornado approximately 1.7% of the outstanding partnership units of Charles E. Smith Commercial Realty L.P. ("CESCR"), a Delaware limited partnership for an aggregate purchase price of approximately $12.9 million, or $34 per unit. The purchase price was funded out of the Company's working capital. In connection with this purchase, the Company was granted an option to require Vornado to repurchase all of the CESCR units at the price at which the Company purchased the CESCR units from the Vornado subsidiary, plus a cumulative return on such amount at a rate of 10% per annum. On March 4, 1999, the Company exercised such option and Vornado reacquired the CESCR units from the Company for $13,200,000.

  The Temperature Controlled Logistics Companies and
Related Leases

     On October 31, 1997, partnerships (the "Vornado/ Crescent Partnerships") in which Vornado has a 60% interest and Crescent Real Estate Equities Company ("Crescent") has a 40% interest acquired each of Americold Corporation ("Americold") and URS Logistics, Inc.

("URS"). In June 1998, Vornado/Crescent Partnerships acquired the assets of Freezer Services, Inc. and in July 1998 acquired the Carmar Group.

     In March 1999, the Company and Crescent Operating Inc. ("Crescent Operating") formed a new partnership -- the Vornado Crescent Logistics Operating Partnership -- in which the Company has a 60% interest. The partnership does business under the name "AmeriCold Logistics". AmeriCold Logistics purchased all of the non-real estate assets of the Vornado/Crescent Partnerships for $48,700,000, of which the Company's share is $29,200,000. To fund its share of the purchase price, the Company utilized $4,600,000 of cash, borrowed $18,600,000 under the Revolving Credit Facility and paid the balance of $6,000,000 in March 2000. The purchase price of the non-real estate assets was proposed by the partnership of Vornado and Crescent. The Board of Directors of both the Company and Crescent Operating reviewed and approved the transaction after concluding that the price was fair market value at the time of the transaction.

     AmeriCold Logistics leases 89 temperature controlled warehouses from the Vornado/Crescent Partnerships, which continue to own the real estate pursuant to six leases. The leases, which commenced in March 1999, generally have a 15-year term with two five-year renewal options and provide for the payment of fixed base rent and percentage rent based on customer revenues. AmeriCold Logistics is required to pay for all costs arising from the operation, maintenance and repair of the properties, including all real estate taxes and assessments, utility charges, permit fees and insurance premiums, as well as property capital expenditures in excess of $5,000,000 annually. AmeriCold Logistics recognized $134,000,000 of rent expense from March 11, 1999 (acquisition date) through December 31, 1999. AmeriCold Logistics has the right to defer the payment of 15% of fixed base rent and all percentage rent for up to three years beginning on March 11, 1999 to the extent that available cash, as defined in the leases, is insufficient to pay such rent, and pursuant thereto, $5,400,000 (of which the Company's share is $3,240,000) was deferred for the period ended December 31, 1999. The fixed rent for each of the two five-year renewal options is equal to the greater of the then fair market value rent and the fixed rent for the immediately preceding lease year plus 5%. In addition to the leased warehouses, AmeriCold Logistics manages 15 additional warehouses.

     AmeriCold Logistics has its headquarters in Atlanta, Georgia and has 6,900 employees and operates 104 warehouse facilities nationwide with an aggregate of approximately 519 million cubic feet of refrigerated, frozen and dry storage space. AmeriCold Logistics provides the frozen food industry with refrigerated warehousing and transportation management services. Refrigerated warehouses are comprised of production and distribution facilities. Production facilities typically serve one or a small number of customers, generally food processors, located nearby. These customers store large quantities of processed or partially processed products in the facility until they are shipped to the next stage of production or distribution. Distribution facilities primarily warehouse a wide variety of customers' finished products until future shipment to end-users. Each distribution facility primarily services the surrounding regional market. AmeriCold Logistics offers transportation management services including freight routing, dispatching, freight rate negotiation, backhaul coordination and distribution channel assessment. AmeriCold Logistics temperature-controlled logistics expertise and access to both frozen food warehouses and distribution channels enable its customers to respond quickly and efficiently to time-sensitive orders from distributors and retailers.

     AmeriCold Logistics customers consist primarily of national, regional and local frozen food manufacturers, distributors, retailers and food service organizations including Con-Agra, Inc., Tyson Foods, H.J. Heinz & Co., McCain Foods, Pillsbury, Sara Lee, Philip Morris, J.R. Simplot, Farmland Industries and Unilever.

  Management of AmeriCold Logistics

     Vornado is the day-to-day liaison to the management of AmeriCold Logistics. AmeriCold Logistics pays Vornado an annual fee of $487,000, which is based on the non-real estate assets acquired by the new partnership on March 11, 1999. The fee increases by an amount equal to 1% of the cost of new acquisitions, including transaction costs. AmeriCold Logistics will provide financial statement preparation, tax and similar services to the Vornado/Crescent Partnerships for an annual fee of $250,000 increasing 2% each year.

                         APPROVAL OF PROPOSAL TO AMEND
                        THE COMPANY'S OMNIBUS STOCK PLAN

     The Board of Directors is asking the stockholders to approve an amendment to the 1998 Omnibus Stock Plan of Vornado Operating Company (the "Omnibus Stock Plan" or the "Plan") which would authorize the allocation of an additional 250,000 shares to be reserved for issuance and sale under the Plan. The Omnibus Stock Plan was first approved by the stockholders of the Company on September 17, 1998. Of the 1,000,000 shares authorized under the Plan, 390,681 shares of Common Stock were available for issuance as of December 31, 1999 and as of April 20, 2000. The fair market value of the shares of the Company on April 20, 2000 was $8.00 per share.

     The purpose of the Omnibus Stock Plan is to promote the financial interests of the Company by encouraging its employees and the employees of its subsidiaries to acquire an ownership position in the Company, enhancing its ability to attract and retain employees of outstanding ability and providing such employees with a way to acquire or increase their proprietary interest in the Company's success. The Directors and the Compensation Committee of the Board of Directors have determined that it is in the best interest of the Company and the stockholders to add an additional 250,000 shares to the Plan to further promote the Plan's objectives.

  Terms of the Omnibus Stock Plan

     Under the Omnibus Stock Plan, officers, directors, employees and consultants of the Company and its subsidiaries may be granted awards of stock options, stock appreciation rights, performance shares and restricted stock. The Omnibus Stock Plan is administered by the Compensation Committee of the Board of Directors, which is authorized to select officers, directors, employees and consultants to receive awards, determine the type of awards to be made, determine the number of shares or share units subject to any award and determine the other terms and conditions of any award. All officers, directors, employees and consultants of the Company and its subsidiaries who are selected by the Compensation Committee, are eligible to receive awards under the Omnibus Stock Plan. As such criteria are subjective in nature, the Company cannot accurately estimate the number of persons who may be included in such class from time to time.

     Except as determined by the Compensation Committee with respect to non-qualified stock options, the awards are not assignable or transferable except by will or the laws of descent and distribution and no right or interest of any participant may be subject to any lien, obligation or liability of the holder.

  Stock Options

     Except as provided below, stock options entitle the holder to purchase the Company's Common Stock at a per share price determined by the Compensation Committee which in no event may be less than the fair market value of the shares on the date of grant. Options may be either "incentive stock options" within the meaning of Section 422 of the Code or non-qualified stock options. Stock options are exercisable for such period as is determined by the Compensation Committee, but in no event may options be exercisable after 10 years from the date of grant. The option price for shares purchased upon the exercise of an option must be paid in full at the time of exercise and may be paid in cash, by tender of Common Stock, by such other consideration as the Compensation Committee deems appropriate or by a combination of cash, Common Stock and such other consideration.

     The Plan provides for the grant of "reload stock options", at the discretion of the Compensation Committee, to a participant who uses Common Stock owned by the participant to pay all or a part of the exercise price of a stock option (including a reload stock option). A reload stock option will cover the number of shares tendered in payment of the exercise price and will have a per share exercise price not less than the fair market value of the Common Stock on the date of grant of the reload stock option.

     Upon the grant or exercise of an incentive stock option, no income will be recognized by the optionee for Federal income tax purposes, and the Company will not be entitled to any deduction. If the shares acquired upon exercise are not disposed of within the one-year period beginning on the date of the transfer of the shares to the optionee, nor within the two-year period beginning on the date of the grant of the option, any gain or loss realized by the optionee upon the disposition of such shares will be taxed as long-term capital gain or loss. In such event, no deduction will be allowed to the Company. If such shares are disposed of within the one-year or two-year periods referred to above, the excess of the fair market value of the shares on the date of exercise (or, if less, the fair market value on the date of disposition) over the exercise price will be taxable as ordinary income to the optionee at the time of disposition, and the Company will be entitled to a corresponding deduction. The amount by which the fair market value of the shares at the time of exercise of an incentive stock option exceeds the option price will constitute an item of tax preference which could subject the optionee to the alternative minimum tax. Whether the optionee will be subject to such tax depends on the facts and circumstances applicable to the individual.

     Upon the grant of a non-qualified stock option, no income will be realized by the optionee, and the Company will not be entitled to any deduction. Upon the exercise of such an option, the amount by which the fair market value of the shares at the time of exercise exceeds the exercise price will be taxed as ordinary income to the optionee and the Company will be entitled to a corresponding deduction.

  Stock Appreciation Rights

     Stock appreciation rights entitle the holder to receive from the Company an amount equal to the amount by which the fair market value of a share of stock on the date of exercise exceeds the grant price. Stock appreciation rights may be granted in tandem with a stock option, in addition to a stock option or may be freestanding and unrelated to a stock option and may not be exercised earlier than six months after grant except in the event of the holder's death or disability. The Compensation Committee is authorized to determine whether a stock appreciation right will be settled in cash, shares or a combination thereof.

  Performance Stock

     Performance stock awards consist of a grant of actual shares of stock or stock units having a value equal to an identical number of the Company's shares in amounts determined by the Compensation Committee at the time of grant. Performance stock awards consisting of actual shares of stock entitle the holder to receive shares in an amount based upon performance conditions of the Company over a performance period as determined by the Compensation Committee at the time of grant. Such performance stock awards may provide the holder with dividends and voting rights prior to vesting. Performance stock awards consisting of stock units entitle the holder to receive the value of such units in cash, shares of stock or a combination thereof based upon performance conditions and over a performance period as determined by the Compensation Committee at the time of grant. Such performance stock awards may provide the holder with dividend equivalents prior to vesting.

  Restricted Stock

     Restricted stock awards consist of a grant of actual shares of stock or stock units having a value equal to an identical number of shares of stock of the Company. Restricted stock awards consisting of actual shares of stock entitle the holder to receive shares of stock of the Company. Such restricted stock awards may provide the holder with dividends and voting rights prior to vesting. Restricted stock awards consisting of stock units entitle the holder to receive the value of such units in cash, shares of stock or a combination thereof as determined by the Compensation Committee. Such restricted stock awards may provide the holder with dividend equivalents prior to vesting. The employment conditions and the length of the period for vesting of restricted stock awards are established by the Compensation Committee at the time of grant.

                      INFORMATION RESPECTING THE COMPANY'S
                              INDEPENDENT AUDITORS

     The Board has retained Deloitte & Touche LLP to act as independent auditors for the fiscal year ending December 31, 2000. The firm of Deloitte & Touche LLP was engaged as independent auditors for the 1999 fiscal year and representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                       ADDITIONAL MATTERS TO COME BEFORE
                                  THE MEETING

     The Board does not intend to present any other matter, nor does it have any information that any other matter will be brought before the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, it is the intention of the person named in the enclosed proxy to vote said proxy in accordance with his discretion on such matters.

    ADVANCE NOTICE FOR STOCKHOLDER NOMINATIONS AND PROPOSALS OF NEW BUSINESS

     The By-laws of the Company generally require notice of any proposal to be presented by any stockholder or of the name of any person to be nominated by any stockholder for election as a director of the Company at a meeting of stockholders to be delivered to the Secretary of the Company not less than 120 nor more than 150 days prior to the date of the meeting. Accordingly, failure by a stockholder to act in compliance with the notice provisions will mean that the stockholder will not be able to nominate directors or propose new business under the By-laws.

     Stockholders interested in presenting a proposal for inclusion in the proxy statement for the Company's annual meeting of stockholders in 2001 may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934. To be eligible for inclusion, stock-holder proposals must be received at the principal executive office of the Company, Park 80 West, Plaza II, Saddle Brook, New Jersey 07663,
Attention: Secretary, not later than 120 days before the one year anniversary of the release of this proxy statement.

                           By order of the Board of Directors,

                           Larry Portal
                           Assistant Secretary

May 8, 2000

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO FILL IN, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE.

                           VORNADO OPERATING COMPANY

                                     PROXY

    The undersigned, revoking all prior proxies, hereby appoints Steven Roth proxy, with full power of substitution, to attend, and to cast all votes which the undersigned stockholder is entitled to cast at the Annual Meeting of Stockholders of Vornado Operating Company, a Delaware corporation (the "Company"), to be held at the Marriott Hotel, Interstate 80 and the Garden State Parkway, Saddle Brook, New Jersey 07663 on Wednesday, May 31, 2000 at 10:00 A.M., local time, upon any and all business as may properly come before the meeting and all postponements or adjournments thereof. Said proxy is authorized to vote as directed on the reverse side hereof upon the proposals which are more fully set forth in the Proxy Statement and otherwise in his discretion upon such other business as may properly come before the meeting and all postponements or adjournments thereof, all as more fully set forth in the Notice of Meeting and Proxy Statement, receipt of which is hereby acknowledged.

    THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF THIS PROXY IS EXECUTED BUT NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS "FOR" THE APPROVAL OF THE AMENDMENT TO THE COMPANY'S OMNIBUS STOCK PLAN AND OTHERWISE IN THE DISCRETION OF THE PROXY.

                                 (Continued and to be Executed, on Reverse side)

                          (Continued from other side)

1.   ELECTION OF DIRECTORS:
     The Board of Directors recommends a Vote "FOR" Election of the nominees for Directors listed below.
     [ ]  FOR all nominees listed below
     [ ]  WITHHOLD AUTHORITY to vote for all nominees
     Nominees:  Martin Rosen
     Russell B. Wight, Jr.
     (each for a term ending at the Annual Meeting of Stockholders in 2003)
     To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.

     ------------------------------------------------------------
2.   APPROVAL OF THE AMENDMENT TO THE COMPANY'S OMNIBUS STOCK
     PLAN:
     The Board of Directors recommends a Vote "FOR" approval of the Amendment to the Company's Omnibus Stock Plan
     FOR [ ]               AGAINST [ ]               ABSTAIN [ ]

                                                Address Change and/or Comments [
                                                                               ]

                                                Please date and sign as your
                                                name or names appear hereon.
                                                Each joint owner must sign.
                                                (Officers, Executors,
                                                Administrators, Trustees, etc.,
                                                will kindly so indicate when
                                                signing.)

                                                Dated

       ------------------------------------------------------------------------,
                                                2000

                                                --------------------------------
                                                  Signature(s) of Stockholder(s)

                                                VOTES MUST BE INDICATED (X) IN
                                                BLACK OR BLUE INK. [X]

    PLEASE VOTE, DATE AND SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.